Exhibit 99.1
MERCANTILE BANCORP REPORTS SHAREHOLDER APPROVAL
OF ROYAL PALM ACQUISITION
Quincy, IL, August 23, 2006 — Mercantile Bancorp, Inc. (AMEX: MBR) reported today that shareholders of Naples, Florida-based Royal Palm Bancorp, Inc. (OTCBB: RYPL) recently approved the proposed acquisition of Royal Palm by Mercantile at a special meeting of shareholders. The holders of over 91 percent of outstanding shares voted in favor of the transaction. Shareholder approval was one of the final steps in the acquisition process. Assuming regulatory approvals are received as expected, the acquisition should close before the end of 2006, according to Mercantile.
Under the terms of the acquisition agreement, Royal Palm shareholders will receive up to $25.50 per share in cash for each share they hold. The total transaction value is up to approximately $44.4 million, Mercantile said.
“The acquisition of Royal Palm is a classic win-win situation,” said Dan S. Dugan, Mercantile chairman, president and chief executive officer. “We gain a presence in the rapidly growing Florida Gulf Coast market and more specifically in the affluent Naples-Marco Island metropolitan statistical area. Royal Palm, in turn, will become part of our larger organization and, as such, will have greater access to a wide variety of resources from risk management to technology. This is an important factor in meeting the burgeoning growth in demand for both retail and commercial banking services in the Naples area.”
“As we noted in our initial announcement of the proposed acquisition on May 31, Royal Palm is an ideal acquisition for Mercantile,” Dugan said. “In addition to the benefits of being in a faster-growing market, Royal Palm’s corporate culture is very much like Mercantile’s. The foundation of our success has been our focus on knowing our retail and commercial customers’ banking needs and being flexible enough to respond rapidly. The fact that Royal Palm has a very similar philosophy should make integration smooth and rapid.”
Commenting on shareholder approval, Arnold J. Haake President & CEO of Royal Palm said “The fact that Royal Palm’s shareholders voted so overwhelmingly in favor of the combination is not just a financial decision. It also is a recognition that the combined companies will be able to generate greater growth than either would have been able to achieve separately. We look forward to becoming part of the Mercantile family.”
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of 5 banks in Illinois, 2 banks in Missouri and 1 bank in Kansas, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in 7 community banks in Missouri, Georgia, Florida and Tennessee. Further information is available on the Company’s website at www.mercbanx.com.

This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
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